Exhibit 5.1

September 2, 2022

Board of Directors

U.S. Energy Corp.

1616 S. Voss, Suite 725

Houston, Texas 77057

Re:	Post-Effective No. 1 Form S-3 Resale Registration Statement (File No. 333-265532)

Ladies and Gentlemen:

We have acted as counsel to U.S. Energy Corp., a Delaware corporation (the “Company”), in connection with the filing, with the Securities and Exchange Commission (the “Commission”), by the Company, of a Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (File No. 333-265532)(the “Amendment”) on or around the date hereof under the Securities Act of 1933, as amended (the “Securities Act”) and the prospectus included therein (the “Prospectus”). The Amendment amendments the Registration Statement on Form S-3 originally filed by U.S. Energy Corp., a Wyoming corporation (the “Predecessor Registrant”) with the Commission on June 10, 2022 (the “Registration Statement”), registering the resale from time to time by the selling shareholders identified in the prospectus constituting a part of the Registration Statement of up to 19,905,736 shares of common stock, par value $0.01 per share of the Company (the “Common Stock” and the “Shares”), as described in greater detail in the Registration Statement to which this opinion has been filed as an exhibit.

On June 21, 2022, the shareholders of the Predecessor Registrant approved a reincorporation of the Predecessor Registrant from a Wyoming corporation to a Delaware corporation pursuant to a Plan of Conversion (the “Reincorporation”). In connection therewith, on August 3, 2022, the Predecessor Registrant, filed a Certificate of Transfer with the Secretary of State of Wyoming which became effective on August 3, 2022, and on August 3, 2022, Predecessor Registrant filed a Certificate of Conversion and a Certificate of Incorporation with the Secretary of State of Delaware, which became effective on August 3, 2022. The Reincorporation became effective on August 3, 2022 (the “Effective Time”), pursuant to which Predecessor Registrant ceased to exist and the Company was formed pursuant to the Certificate of Conversion and Certificate of Incorporation. Effective at the Effective Time, the Company succeeded to the assets, continued the business and assumed the rights and obligations of the Predecessor Registrant immediately prior to the Reincorporation, all by operation of law.

In accordance with paragraph (d) of Rule 414 under the Securities Act, the Amendment is being filed by the Company, as the successor registrant to the Predecessor Registrant, expressly to adopt the Registration Statement as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended.

This opinion is being furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, in connection with the Amendment, and no opinion is expressed or may be implied herein as to any matter pertaining to the contents of the Amendment.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (a) the Certificate of Incorporation of the Company (the “Articles of Incorporation”), (b) the Bylaws of the Company (as amended and restated)(the “Bylaws”), (c) the Amendment and all exhibits thereto, (d) the minutes and records of the corporate proceedings of the Company with respect to the filing of the Amendment and the Shares; and (d) the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

In rendering this opinion, we have assumed: (i) information contained in documents reviewed by me is true, complete and correct; (ii) the genuineness and authenticity of all signatures; (iii) the authenticity of all documents submitted as originals; (iv) the conformity to authentic originals of all documents submitted to as copies; (v) the accuracy, completeness and authenticity of certificates of public officials; (vi) the obligations of parties other than the Company to the agreements which we reviewed being valid, binding and enforceable; (vii) the legal capacity of all natural persons; and (viii) that all Shares will be issued and sold in in the manner specified in the Amendment.

As to various questions of fact material to the opinions expressed below, we have, without independent third party verification of their accuracy, relied in part, and to the extent we deemed reasonably necessary or appropriate, upon the representations and warranties of the Company, and the counterparties contained in such documents, records, certificates, instruments or representations furnished or made available to me by the Company, including the Amendment.

We express no opinion as to the laws of any state or jurisdiction other than the laws governing corporations of the State of Delaware and the federal laws of the United States of America. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction. We have made such examination of Delaware law as we have deemed relevant for purposes of this opinion. We express no opinion as to any county, municipal, city, town or village ordinance, rule, regulation or administrative decision.

Our opinion is based on the laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

/s/ The Loev Law Firm, PC
The Loev Law Firm, PC